Yu and Associates CPA Corporation
Certified Public Accountants, Management Consultants

President: K.K.Yu MBA., CPA.	Manager: Aswin Indradjaja Debbie Wang Ava Yim	Member: American Institute of CPAs California Society of CPAs	Registered: Public Company Accounting Oversight Board

May 22, 2007

Securities and Exchange Commission
100 F. Street, N.E.
Washington D.C., 20549

Dear Sir or Madam:

LONG-E INTERNATIONAL, INC.
COMMISSION FILE NUMBER: 000-28727

We have read the statements made by Long-e International, Inc. which were provided to us and which we understand will be filed with the Commission pursuant to Item 4.01 of Form 8-K, as part of the Company’s current report on Form 8-K dated May 22, regarding the change in certifying accountant. We agree with the statements concerning our firm in such current report on Form 8-K.
Yours truly,

/s/ Yu and Associates CPA Corp.

10410 Lower Azusa Road, Suite 202, El Monte, CA 91731
Phone: (626) 582-1953 • Fax: (626) 582-8841 • E-mail: kk.y@yucpausa.com